Cleveland-Cliffs Inc 1100 Superior Avenue Cleveland, Ohio 44114-2589

CLIFFS NAMES HAWK AND BYRNE OFFICERS

CLEVELAND, OH -— November 12, 2004 -— Cleveland-Cliffs Inc (NYSE: CLF) has announced the election of George W. Hawk as general counsel and secretary and Dana W. Byrne to vice president-public affairs. In his new capacity, Hawk will be chief legal officer effective January 1, 2005, and will replace John E. Lenhard who will retire after 36 years of service with Cliffs. Byrne will be responsible for government relations, public relations and environmental affairs. Both Hawk and Byrne will report to John S. Brinzo, chairman and chief executive officer of Cleveland-Cliffs Inc.

Hawk, 48, joined Cleveland-Cliffs in 2003 as assistant general counsel in the legal department. Later that year, he was named assistant general counsel and assistant secretary. Prior to joining Cliffs he was deputy general counsel at Lincoln Electric, legal counsel at Elsag Bailey Process Automation, an associate at Squire, Sanders and Dempsey, and an audit supervisor at Ernst & Young.

He is a member of the Ohio State Bar Association and is a certified public accountant. Hawk is also a board member of the United Cerebral Palsy of Greater Cleveland.

Hawk was graduated from Cornell University with a juris doctorate, a master’s of business administration from Case Western Reserve University, and a bachelor’s of science in physics from Denison University.

Hawk resides in Shaker Heights with his wife, Carolyn, and their two children.

Byrne, 54, joined Cleveland-Cliffs in 1979 as a tax specialist and then became supervisor of state taxes. In 1987 he moved into government relations and was later named director-government relations. In 2001 Byrne became director-public affairs.

He is chairman of the National Mining Association government affairs committee and is a board member of the Iron Mining Association of Minnesota.

A native of Wapakoneta, Ohio, Byrne was graduated from St. Joseph College with a bachelor’s of science degree in accounting. He and his wife, Rita, along with their two children reside in Rocky River, Ohio.

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

Contacts:
Media: (216) 694-4870
Financial Community: 800-214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com